As filed with the Securities and Exchange Commission on April 25, 2000

                                                     Registration No. 333-_____

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                         -------------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                         -------------------------------

                             SYNBIOTICS CORPORATION
             (Exact name of Registrant as specified in its charter)

          CALIFORNIA                                            95-3737816
(State or other jurisdiction of                              (I.R.S. Employer
incorporation or organization)                              Identification No.)

                        -------------------------------

                11011 Via Frontera, San Diego, California 92127
                                 (858) 451-3771
               (Address, including zip code, and telephone number,
        including area code, of Registrant's principal executive offices)

                        -------------------------------

                                Kenneth M. Cohen
                      President and Chief Executive Officer
                             SYNBIOTICS CORPORATION
                 11011 Via Frontera, San Diego, California 92127
                                 (858) 451-3771
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                        -------------------------------
                                    Copy to:

                             Hayden J. Trubitt, Esq.
                             Matthew B. Swartz, Esq.
                         BROBECK, PHLEGER & HARRISON LLP
                          550 West C Street, Suite 1300
                           San Diego, California 92101

                        -------------------------------

       APPROXIMATE DATE OD COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

                         -------------------------------



If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                         CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------------------------------
                                                           PROPOSED MAXIMUM           PROPOSED MAXIMUM
TITLE OF EACH CLASS OF SECURITIES     AMOUNT TO BE        OFFERING PRICE PER         AGGREGATE OFFERING            AMOUNT OF
         TO BE REGISTERED              REGISTERED              SHARE(1)                   PRICE(1)              REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, no par value per
share                                134,503 shares              $2.47                    $332,222                   $87.71
------------------------------------------------------------------------------------------------------------------------------------

 (1) Estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457 under the Securities Act of 1933, as amended, based upon the average of the high and low prices for the Common Stock as reported by the Nasdaq National Market on April 19, 2000.

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

PROSPECTUS




                                 134,503 SHARES

                             SYNBIOTICS CORPORATION
                                  COMMON STOCK






     Our Common Stock is traded on the Nasdaq National Market under the symbol "SBIO". On April 19, 2000, the closing sale price of Synbiotics Common Stock as reported on the Nasdaq National Market was $2.50 per share.


     These shares of Common Stock are being sold by Barnes-Jewish Hospital Foundation and Senniger, Powers, Leavitt & Roedel, who received the shares in connection with the resolution of a contingency contained in a patent litigation lawsuit settlement agreement we entered with Barnes-Jewish Hospital in July 1998. The settlement agreement contemplated the possible transfer of some or all of the shares by Barnes-Jewish Hospital Foundation to Gary J. Weil and/or Senniger, Powers, Leavitt & Roedel. The term "Selling Shareholder" refers (collectively and in the singular, although each has the power to act independently of the others) to Barnes-Jewish Hospital Foundation and also, as applicable, Gary J. Weil and Senniger, Powers, Leavitt & Roedel. As part of the settlement, we issued the shares to the Selling Shareholder and we also agreed to register them. We will not receive any part of the proceeds from the sale.


     SEE "RISK FACTORS" ON PAGE 2.



--------------------------------------------------------------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


--------------------------------------------------------------------------------

                 The date of this prospectus is April 25, 2000.

                             SYNBIOTICS CORPORATION

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
WHERE YOU CAN FIND MORE INFORMATION.........................................  1

ABOUT SYNBIOTICS CORPORATION...............................................   1

RISK FACTORS...............................................................   2

FORWARD-LOOKING STATEMENTS.................................................   7

USE OF PROCEEDS............................................................   8

SELLING SHAREHOLDER........................................................   8

PLAN OF DISTRIBUTION.......................................................   8

LEGAL MATTERS..............................................................   9

INDEMNIFICATION............................................................   9

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, and Chicago. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov.

     The SEC allows us to "incorporate by reference" the information we file with them which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until the Selling Shareholder sells all the shares.

     --   Annual Report on Form 10-KSB for the year ended December 31, 1999;

     --   Current Report on Form 8-K dated February 4, 2000;

     -- Registration Statement on Form 8-A filed with the SEC on November 14, 1983. The filing describes the terms, rights and provisions applicable to our Common Stock; and

     -- Registration Statement on Form 8-A filed with the SEC on October 7, 1998. The filing describes the terms, rights and provisions applicable to our Preferred Stock Purchase Rights.

     You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

     Synbiotics Corporation
     11011 Via Frontera
     San Diego, CA 92127
     Attn: Corporate Secretary
     (858) 451-3771

     You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. The selling shareholder will not make an offer of these shares in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

     This prospectus is part of a registration statement we filed with the SEC (Registration No. 333-_____).



                          ABOUT SYNBIOTICS CORPORATION

     We are a leading provider of rapid diagnostic and laboratory diagnostic products for the animal health care industry. We also market a line of animal vaccines. We were founded in 1982 to research and develop monoclonal antibody-based diagnostic and therapeutic products. In the early years, we were focused on developing therapeutics for human diseases. The high cost of human drug development, however, coupled with the lengthy FDA approval process, motivated us to begin commercializing its technology through the less restrictive animal health care market. Synbiotics is one of a small number of companies that focuses exclusively on animal health and is the second largest provider of diagnostic products to the animal health market.

     On January 13, 2000, we acquired W3Commerce LLC, a privately-held Internet marketing services provider, based in San Diego, CA, which uses its "meta-domain" approach to drive targeted Internet traffic at low cost. W3Commerce builds business-to-business and affinity group networks, and generates revenue via sponsorship fees for its web sites and from commissions earned on sales made from its web sites. Synbiotics is one of a growing list of clients and sponsors of W3Commerce within the veterinary, pet and animal health meta-domain. W3Commerce is also developing similar meta-domain structures, and has begun to attract clients and sponsors for the food-beverage-hospitality, sports-and-leisure and small-business-services sectors. If this business succeeds, it could significantly shift our overall business mix and strategy.

     We are currently awaiting shareholder approval to change our name to W3 Inc. W3 Inc. will serve as a holding company owning and operating two subsidiaries, Synbiotics and W3Commerce.

     Our principal executive offices are located at 11011 Via Frontera, San Diego, California 92127, and our telephone number is (858) 451-3771.



                                  RISK FACTORS

     You should carefully consider the risks described below together with all of the other information included in or incorporated by reference into this prospectus before making an investment decision. The risks and uncertainties described below are not the only ones facing our company. If any of the following risks actually occurs, our business, financial condition, results of operations or cash flows could be materially adversely affected. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment.

     THE MARKET IN WHICH WE OPERATE IS INTENSELY COMPETITIVE, EVEN WITH REGARD TO OUR KEY CANINE HEARTWORM DIAGNOSTIC PRODUCTS, AND MANY OF OUR COMPETITORS ARE LARGER AND MORE ESTABLISHED

     The market for animal health care products is extremely competitive. Companies in the animal health care market compete to develop new products, to market and manufacture products efficiently, to implement effective research strategies, and to obtain regulatory approval. Our current competitors include significantly larger companies such as Pfizer Animal Health, Merial S.A.S. (the successor to Rhone-Merieux), Schering-Plough and IDEXX Laboratories. These companies are substantially larger and have greater financial, manufacturing, marketing, and research resources than we do. Our current competitors also have extensive expertise in conducting pre-clinical and clinical testing of new products and in obtaining the necessary regulatory approvals to market products. In addition, IDEXX Laboratories prohibits its distributors from selling competitors' products, including ours. Further, additional competition could come from new entrants to the animal health care market. We cannot assure you that we will be able to compete successfully in the future or that competition will not harm our business.

     Our canine heartworm products constitute 32% of our sales. In addition to our historic competition with IDEXX Laboratories, the sales leader in this product category, our sales were substantially affected in 1999 by a new heartworm product from Heska Corporation. We have filed a lawsuit against Heska, claiming that its heartworm product infringes our patent. Also, Abbott Laboratories entered the canine heartworm diagnostic market in March 2000, and our market share and average selling prices may decline, perhaps significantly.

     WE HAVE A HISTORY OF LOSSES AND AN ACCUMULATED DEFICIT

     Although we generated profits for the year ended December 31, 1997, we did not achieve profitability for the years ended December 31, 1998 and 1999, and we have had a history of losses. We have incurred a consolidated accumulated deficit of $13,468,000 at December 31, 1999. We may not achieve profitability again and if we are profitable in the future there can be no assurance that profitability can be sustained. The additional expenses which we anticipate we will incur while building W3Commerce's business may prevent us from being profitable, even if our traditional animal health business were to be profitable.

     WE DEPEND ON THIRD PARTY MANUFACTURERS

     We contract for the manufacture of some of our products, including our vaccines, our Witness(R), VetRED(R) and ICT Gold(TM) diagnostic kits, and our SCA 2000(TM) hematology instrument. We also expect that some of our anticipated new products will be manufactured by third parties. In addition, some of the products manufactured for us by third parties, including Witness(R), VetRED(R) and ICT Gold(TM) are licensed to us by their manufacturers. There are a number of risks associated with our dependence on third-party manufacturers including:

     .    reduced control over delivery schedules;

     .    quality assurance;

     .    manufacturing yields and costs;

     . the potential lack of adequate capacity during periods of excess demand;

     .    limited warranties on products supplied to us; and

     . increases in prices and the potential misappropriation of our intellectual property.



     If our third party manufacturers fail to supply us with an adequate number of finished products, our business would be significantly harmed. We have no long-term contracts or arrangements with any of our vendors that guarantee product availability, the continuation of particular payment terms or the extension of credit limits.

     In addition, sales of our feline leukemia virus ("FeLV") vaccine to Merial S.A.S. and other distributors for resale in Europe will be at risk unless our manufacturer, Bio-Trends International, Inc. ("Bio-Trends"), obtains European Union regulatory approvals for its manufacturing facilities. Loss of these sales would have a material adverse effect on our profitability and our cash flows.

     If we encounter delays or difficulties in our relationships with our manufacturers, the resulting problems could have a material adverse effect on us. For example, all of our vaccine products (other than our FeLV vaccine products) were manufactured using bulk antigen fluids that were supplied by a third party. The supply agreement expired and we were unable to locate a replacement supplier for these bulk antigen fluids. We decided to discontinue the sales of the affected products once our remaining supplies were exhausted, which occurred during the third quarter of 1999. Sales of the affected products totaled $1,645,000, $2,073,000 and $1,596,000 during 1999, 1998 and 1997, respectively.

     WE RELY ON THIRD PARTY DISTRIBUTORS FOR A SUBSTANTIAL PORTION OF OUR SALES, BUT WE ARE EXPERIENCING DIFFICULTIES WITH THE DISTRIBUTION CHANNEL

     Because we have historically depended upon distributors for such a large portion of our sales (although we did not have any significant customer during 1999, sales to two distributors totaled 33% of our net sales during 1998), our ability to establish and maintain an adequate independent sales and marketing capability in any or all of our targeted markets may be impaired. Our failure to independently sell and market our products could materially harm our business. Further, distributor agreements render our sales exposed to the efforts of third parties who are not employees of Synbiotics and over whom we have no control. Their failure to generate significant sales of our products could materially harm our business. Reduction by these distributors of the quantity of our products which they distribute would materially harm our business. In addition, IDEXX Laboratories' prohibition against its distributors carrying competitors' products, including ours, has and could continue to make some distributors unavailable to us. We adopted a similar policy in the second quarter of 1999, which caused some of our distributors to abandon our product line. Although we have rescinded this policy, we do not expect to get the distributors back to any meaningful extent. We are also exposed to the risk that any sales by us directly to veterinarians could alienate our current distributors.

     OUR DIRECT SELLING EFFORTS MAY NOT SUCCEED

     We are increasing our efforts to sell our products directly to veterinarians, including by telesales and over the Internet. We are inexperienced in large-scale direct selling efforts and may not be able to successfully execute this strategy. Also, veterinarians have traditionally relied on distributors, and the number of veterinarians willing to purchase directly from manufacturers may be smaller than we believe.

     OUR PROFITABLE VACCINE SALES IN EUROPE MAY DECLINE SOON

     Merial distributes in Europe our FeLV vaccine, which we obtain from Bio-Trends. Our gross profit in 1999 and 1998 on these sales of FeLV to Merial in Europe was $570,000 and $520,000, respectively. Merial has exercised a contractual right which will enable it, in 2002, to introduce its own FeLV vaccine product in Europe. If Merial does so, our sales to Merial in Europe would probably decline sharply.

     THERE IS NO ASSURANCE THAT ACQUIRED BUSINESSES CAN BE SUCCESSFULLY COMBINED

     There can be no assurance that the anticipated benefits of the January 2000 acquisition of W3Commerce LLC ("W3"), the 1998 acquisition of Prisma Acquisition Corp. ("Prisma") or any other future acquisitions (collectively, the "Acquired Business") will be realized. Acquisitions of businesses involve numerous risks, including difficulties in the assimilation of the operations, technologies and products of the Acquired Business, introduction of different distribution channels, potentially dilutive issuances of equity and/or increases in leverage and risk resulting from issuances of debt securities, the need to establish internally operating functions which had been previously provided pre-acquisition by a corporate parent, accounting charges, operating companies in different geographic locations with different cultures, the potential loss of key employees of the Acquired Business, the diversion of management's attention from other business concerns and the risks of entering markets in which we have no or limited direct prior experience. In addition, there can be no assurance that the acquisitions will not have a material adverse effect upon our business, results of operations, financial condition or cash flows, particularly in the quarters immediately following the consummation of the acquisition, due to operational disruptions, unexpected expenses and accounting charges which may be associated with the integration of the Acquired Business and us, as well as operating and development expenses inherent in the Acquired Business itself as opposed to integration of the Acquired Business.

     OUR ACQUISITION OF W3COMMERCE MAY NOT PROVE PROFITABLE

     There can be no assurance that our January 2000 acquisition of W3Commerce will result in profits to us or that we will be able to recover the money we invest in W3Commerce's operations. The efforts of W3Commerce to integrate our business with the retailing of products over the Internet may not be successful, and this may harm our business. Our acquisition of W3Commerce subjects us to risks associated with the acquisition of any business, as well as the following risks specifically associated with doing business over the Internet:

     .    W3Commerce's business model has not been demonstrated as profitable;

     . W3Commerce's business model could be replicated by other companies if it is perceived as being successful;

     . larger, more established competitors may enter the online markets in which we intend to operate;

     . the Internet may not continue to grow as a focal point of business transactions;

     . the Internet may become subject to additional government regulation that may harm our business;

     . retail sales of products on the Internet has not been widely demonstrated as profitable; and

     . we do not have experience in marketing products other than animal health products, yet W3Commerce's business plan calls for expansion into other markets.

     WE DEPEND ON KEY EXECUTIVES AND PERSONNEL

     Our future success will depend, to a significant extent, on the ability of our management to operate effectively, both individually and as a group. Competition for qualified personnel in the animal health care products industry is intense, and even more intense in the Internet marketing business, and we may not be successful in attracting and retaining such personnel. There are only a limited number of persons with the requisite skills to serve in those positions and it may become increasingly difficult to hire such persons.

     The loss of the services of any of our key personnel or the inability to attract or retain qualified personnel could harm our business.

     WE RELY ON NEW AND RECENT PRODUCTS

     In our animal health business we rely to a significant extent on new and recently developed products, and expect that we will need to continue to introduce new products to be successful in the future. There can be no assurance that we will obtain and maintain market acceptance of our products. There can be no assurance that future products will meet applicable regulatory standards, be capable of being produced in commercial quantities at acceptable cost or be successfully commercialized.

     There can be no assurance that new products can be manufactured at a cost or in quantities necessary to make them commercially viable. If we are unable to produce internally, or to contract for, a sufficient supply of our new products on acceptable terms, or if we should encounter delays or difficulties in our relationships with manufacturers, the introduction of new products would be delayed, which could have a material adverse effect on our business.

     WE MAY NEED ADDITIONAL CAPITAL IN THE FUTURE

     We currently anticipate that our existing cash balances, short term investments and cash flow expected to be generated from future operations will be sufficient to meet our liquidity needs for at least the next twelve months. However, we may need to raise additional funds if our estimates of revenues, working capital and/or capital expenditure requirements change or prove inaccurate or in order for us to respond to unforeseen technological or marketing hurdles or to take advantage of unanticipated opportunities.

     Further, our future capital requirements will depend on many factors beyond our control or ability to accurately estimate, including the expenses of building W3Commerce's Internet business, continued scientific progress in our product and development programs, the cost of manufacturing scale-up, the costs involved in preparing, filing, prosecuting, maintaining and enforcing patent claims, the cost involved in patent infringement litigation, competing technological and market developments, and the cost of establishing effective sales and marketing arrangements. In addition, we expect to review potential acquisitions that would complement our existing product offerings or enhance our technical capabilities. While we have no current agreements with respect to any such acquisition, any future transaction of this nature could require potentially significant amounts of capital. Such funds may not be available at the time or times needed, or available on terms acceptable to us. If adequate funds are not available, or are not available on acceptable terms, we may not be able to take advantage of market opportunities, to develop new products, or to otherwise respond to competitive pressures. This inability could materially harm our business.

     In July 1997, we obtained $15,000,000 of debt financing from Banque Paribas, of which $11,493,000 was used in connection with our acquisition of SBIO-E. The $15,000,000 included a $5,000,000 revolving line of credit. Draws by us under this line of credit are subject to certain requirements and can be used only for certain purposes. Additionally, Banque Paribas requires us to maintain certain financial ratios and levels of tangible net worth and also restricts our ability to pay dividends and make loans, capital expenditures, or investments without its consent.

     As of December 31, 1999, we were not in compliance with some of our financial covenants, and we had not obtained a waiver from Banque Paribas. In March 2000, we reached an agreement with Imperial Bank ("Imperial") to refinance our Banque Paribas loans. The new Imperial debt agreement includes a $6,000,000 term loan and a $4,000,000 revolving line of credit.

     The term loan is due in April 2005, bears interest at the rate of prime plus 0.50%, is payable beginning in May 2000 in monthly installments of $100,000 of principal plus accrued interest and is secured by substantially all our assets. The line of credit bears interest at the rate of prime plus 0.50%, with interest only payments to be made monthly beginning in May 2000. Any outstanding principal under the line of credit is due in April 2002. The Company is required to pay a quarterly commitment fee equal to 0.50% per annum on the average unused portion of the line of credit facility.

     Imperial requires us to maintain certain financial ratios and levels of tangible net worth and also restricts our ability to pay dividends and make loans, capital expenditures or investments without Imperial's consent.

     We will record an approximately $1,000,000 extraordinary loss on early extinguishment of debt in the second quarter of 2000, which represents the remaining unamortized debt issuance costs and debt discount on the Bank debt.

     If adequate funds are not available to us, or if they are not available on terms reasonably favorable to us, we may need to delay, reduce, or eliminate one or more of our research and development programs. Any of these events would impair our competitive position and harm our business.

     OUR CANINE HEARTWORM BUSINESS IS SEASONAL

     Our operations are seasonal due to the success of our canine heartworm diagnostic products. Our sales and profits tend to be concentrated in the first half of the year as our distributors prepare for the heartworm season by purchasing diagnostic products for resale to veterinarians. The operations of SBIO-E have reduced our seasonality as sales of their large animal diagnostic products tend to occur evenly throughout the year. We believe that increased sales of our instrument products and our Internet business will also reduce our seasonality.

     OUR FAILURE TO ADEQUATELY ESTABLISH OR PROTECT OUR PROPRIETARY RIGHTS MAY ADVERSELY AFFECT US

     We rely on a combination of patent, copyright, and trademark laws, and on trade secrets and confidentiality provisions and other contractual provisions to protect our proprietary rights. These measures afford only limited protection. We currently have 11 issued U.S. patents and several pending patent applications. Our means of protecting our proprietary rights in the U.S. or abroad may not be adequate and competitors may independently develop similar technologies. Our future success will depend in part on our ability to protect our proprietary rights and the technologies used in our principal products. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or to obtain and use trade secrets or other information that we regard as proprietary. In addition, the laws of some foreign countries do not protect our proprietary rights as fully as do the laws of the U.S. Issued patents may not preserve our proprietary position. Even if they do, competitors or others may develop technologies similar to or superior to our own. If we do not enforce and protect our intellectual property, our business will be harmed.

     From time to time, third parties, including our competitors, have asserted patent, copyright, and other intellectual property rights to technologies that are important to us. We expect that we will increasingly be subject to infringement claims as the number of products and competitors in the animal health care market increases.

     The results of any litigated matter are inherently uncertain. In the event of an adverse result in any litigation with third parties that could arise in the future, we could be required to:

     . pay substantial damages, including treble damages if we are held to have willfully infringed;

     .    cease the manufacture, use and sale of infringing products;

     .    expend significant resources to develop non-infringing technology; or

     .    obtain licenses to the infringing technology.

     Licenses may not be available from any third party that asserts intellectual property claims against us on commercially reasonable terms, or at all.

     Also, litigation is costly regardless of its outcome and can require significant management attention. For example, in 1997, Barnes-Jewish Hospital (the "Hospital") filed an action against us claiming that our canine heartworm diagnostic products infringe their patent. We settled this lawsuit, but there can be no assurance that we would be able to resolve similar incidents in the future.

     Also, because our patents and patent applications cover novel diagnostic approaches,

     . the patent coverage which we receive could be significantly narrower than the patent coverage we seek in our patent applications; and

     . our patent positions involve complex legal and factual issues which can be hard for patent examiners or lawyers asserting patent coverage to successfully resolve.

     Because of this, our patent position could be vulnerable and our business could be materially harmed.

     The U.S. patent application system also exposes us to risks. In the United States, the first party to make a discovery is granted the right to patent it and patent applications are maintained in secrecy until the underlying patents issue. For these reasons, we can never know if we are the first to discover particular technologies. Therefore, we can never be certain that our technologies will be patented and we could become involved in lengthy, expensive, and distracting disputes concerning whether we were the first to make the disputed discovery. Any of these events would materially harm our business.

     OUR BUSINESS IS REGULATED BY THE UNITED STATES AND VARIOUS FOREIGN GOVERNMENTS

     Our business is subject to substantial regulation by the United States government, most notably the United States Department of Agriculture, and the French government. In addition, our operations may be subject to future legislation and/or rules issued by domestic or foreign governmental agencies with regulatory authority relating to our business. There can be no assurance that we will continue to be in compliance with any of these regulations.

     For marketing outside the United States, we, and our suppliers, are subject to foreign regulatory requirements, which vary widely from country to country. There can be no assurance that we, and our suppliers, will meet and sustain compliance with any such requirements. In particular, our sales of feline FeLV vaccine to Merial S.A.S. or other distributors for resale in Europe will be at risk unless Bio-Trends, our supplier, obtains European Union regulatory approvals for its manufacturing facilities.

     OUR LIABILITY INSURANCE MAY PROVE INADEQUATE

     Our products carry an inherent risk of product liability claims and associated adverse publicity. While we have maintained product liability insurance for such claims to date, we cannot be certain that this type of insurance will continue to be available to us or, if it is available, that it can be obtained on acceptable terms. Also, our current coverage limits may not be adequate. Any claim against us which results in our having to pay damages in excess of our coverage limits will materially harm our business. Even if such a claim is covered by our existing insurance, the resulting increase in insurance premiums or other charges would increase our expenses and harm our business.

     WE USE HAZARDOUS MATERIALS

     Our business requires that we store and use hazardous materials and chemicals, including radioactive compounds. Although we believe that our procedures for storing, handling, and disposing of these materials comply with the standards prescribed by local, state, and federal regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. If any of these materials were mishandled, or if an accident with them occurred, the consequences could be extremely damaging and we could be held liable for them. Our liability for such an event would materially harm our business and could exceed all of our available resources for satisfying it.



                           FORWARD-LOOKING STATEMENTS

     This prospectus and the documents incorporated by reference into this prospectus contain forward-looking statements that are based on current expectations, estimates and projections about our industry, management's beliefs, and assumptions made by management. Words such as "anticipates", ""expects", "intends", "plans", "believes", "seeks", "estimates", and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict; therefore, actual results may differ materially from those expressed or forecasted in any forward-looking statements. Such risks and uncertainties include those noted in "Risk Factors" above and in the documents incorporated by reference. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

                                 USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of shares of Common Stock by the Selling Shareholder.



                               SELLING SHAREHOLDER

     We entered into a patent litigation lawsuit settlement agreement with Barnes-Jewish Hospital on July 28, 1998. On January 28, 2000, in connection with the resolution of a contingency contained in the agreement, we issued 80,702 shares to Barnes-Jewish Hospital Foundation and 53,801 shares to Senniger, Powers, Leavitt & Roedel. Prior to this offering, the Selling Shareholder owned all of the 134,503 shares. The Selling Shareholder plans to sell 134,503 shares of Common Stock in this offering. Except for the licensee relationship created as part of the patent litigation lawsuit settlement agreement referred to above, we have not had a material relationship with the Selling Shareholder in the past three years. The shares are being registered to permit the public secondary trading of the shares, and the Selling Shareholder may offer the shares from time to time (see "Plan of Distribution").

     The following table contains certain information regarding the Selling Shareholder's beneficial ownership of our Common Stock as of April 12, 2000. The amount in the column "Number of Shares Being Offered" represents all of the shares that the Selling Shareholder may distribute in this offering. However, the Selling Shareholder currently has no agreements, arrangements or understandings related to the sale of any of the shares. The table assumes that the Selling Shareholder will sell all of the shares.


                                                    SHARES                                       SHARES
                                              BENEFICIALLY OWNED                           BENEFICIALLY OWNED
                                               PRIOR TO OFFERING           NUMBER OF        AFTER OFFERING
                                             --------------------        SHARES BEING      ------------------
      NAME OF SELLING STOCKHOLDER             NUMBER     PERCENT          OFFERED(1)        NUMBER   PERCENT
------------------------------------         --------   ---------        ------------      -------- ---------
Barnes-Jewish Hospital Foundation            280,702       3.0%             80,702         200,000     2.1%
Senniger, Powers, Leavitt & Roedel            53,801       0.6%             53,801               0     0.0%
Total Selling Shareholder                    334,503       3.6%            134,503         200,000     2.1%

----------------

(1) The Selling Shareholder may offer less than the total amount of the shares being registered in this offering, or it may choose not to offer any of the shares being registered in this offering.



                              PLAN OF DISTRIBUTION

     We are registering the shares on behalf of the Selling Shareholder and any donees and pledgees who may sell shares received from the Selling Shareholder after the date of this Prospectus. All costs, expenses and fees in connection with the registration of the shares offered hereby (other than certain fees and expenses of the selling shareholder's counsel) will be borne by us. Brokerage commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the selling shareholder. Sales of shares may be effected by the Selling Shareholder from time to time in one or more types of transactions (which may include block transactions) on the Nasdaq National Market, in the over-the-counter market, in negotiated transactions, through put or call transactions relating to the shares, through short sales of shares, or a combination of such methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. Such transactions may or may not involve brokers or dealers. The Selling Shareholder has advised us that it has not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of its securities, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares by the Selling Shareholder.

     The Selling Shareholder may effect such transactions by selling shares directly to purchasers or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Shareholder and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

      The Selling Shareholder and any broker-dealers that act in connection with the sale of shares might be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. The Selling Shareholder may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

      The Selling Shareholder also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of such Rule.

      When the Selling Shareholder notifies us that a material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the names of the Selling Shareholder and of the participating broker-dealer(s),
(ii) the number of shares involved, (iii) the price at which such shares were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this Prospectus and (vi) other facts material to the transaction. In addition, when the Selling Shareholder notifies us that a donee or pledgee intends to sell more than 500 shares, we will file a supplement to this prospectus.

      In order to comply with the securities laws of certain states, if applicable, the shares may be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.



                                  LEGAL MATTERS

      Our outside law firm, Brobeck, Phleger & Harrison LLP, San Diego, California will issue an opinion about the legality of the shares.



                                 INDEMNIFICATION

      Section 317 of the California General Corporation Law allows companies to indemnify their officers and directors against expenses, judgments, fines and amounts paid in settlement under certain conditions and subject to certain limitations.

      Article VIII of our Bylaws provides that we shall indemnify any person who is or was a director, officer, employee or agent of ours, or any person who is or was serving at our request as a director, officer, employee or agent of another corporation, subject to certain limitations. In addition, expenses incurred by a director, officer, employee or agent in defending a lawsuit by reason of that person's relationship with us, may be paid by us in advance of the final disposition of such lawsuit after we receive an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by us.

      Our Articles of Incorporation, as amended, provide that none of our directors shall be liable for monetary damages in an action by or in Synbiotics' right for breach of a director's duties to us and our shareholders, as set forth in Section 309 of the California Corporations Code. However, such provision does not eliminate or limit the liability of a director:

      (i) for acts or omissions that involve intentional misconduct or knowing or culpable violation of law;

      (ii) for acts or omissions that a director believes to be contrary to our best interests or those of our shareholders or that involve the absence of good faith on the part of a director;

      (iii) for any transaction from which a director derives an improper personal benefit;

      (iv) for acts or omissions that show a reckless disregard of the director's duty in circumstances in which the director was aware, or should have been aware in the ordinary course of performing the director's duties, of a risk of serious injury to us or to our shareholders;

      (v) for acts or omissions that constitute an unexecuted pattern of inattention that amounts to an abdication of the director's duty to us;

      (vi)  under Section 310 of the California Corporations Code; or

      (vii) under Section 316 of the California Corporations Code.

Such provision eliminating liability does not eliminate or limit the liability of an officer for any act or omission as an officer notwithstanding that the officer is also a director or that his or her actions, if negligent or improper, have been ratified by the directors.

      We are authorized to provide indemnification of our agents (as defined in Section 317 of the California Corporations Code) for breach of duty to us and our shareholders through bylaw provisions or through agreements with the agents, or both, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject to the limits on such excess indemnification set forth in Section 204 of the California Corporations Code. We have entered into such indemnification agreements with each of our directors and officers.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Synbiotics pursuant to these provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

      The following table sets forth the various costs and expenses we are paying with respect to the sale and distribution of the securities being registered. All of the amounts shown are estimates except the SEC registration fee.


SEC registration fees ......................   $       87.71
Printing expenses* .........................        1,000.00
Expenses associated with
  complying with various
  states' regulations* .....................            0.00
Legal fees and expenses ....................        6,000.00
Nasdaq Market listing fee* .................            0.00
Accounting fees and expenses* ..............        3,000.00
Miscellaneous * ............................        3,000.00
                                               -------------

      Total ................................   $   13,087.71
                                               =============

-------------
*Estimated


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Section 317 of the California General Corporation Law allows companies to indemnify their officers and directors against expenses, judgments, fines and amounts paid in settlement under certain conditions and subject to certain limitations.

      Article Three of our Bylaws provides that we shall indemnify any person who is or was a director, officer, employee or agent of ours, or any person who is or was serving at our request as a director, officer, employee or agent of another corporation, subject to certain limitations. In addition, expenses incurred by a director, officer, employee or agent in defending a lawsuit by reason of that person's relationship with us, may be paid by us in advance of the final disposition of such lawsuit after we receive an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by us.

      Our Articles of Incorporation, as amended, provide that none of our directors shall be liable for monetary damages in an action by or in Synbiotics' right for breach of a director's duties to us and our shareholders, as set forth in Section 309 of the California Corporations Code. However, such provision does not eliminate or limit the liability of a director:

      (i) for acts or omissions that involve intentional misconduct or knowing or culpable violation of law;

      (ii) for acts or omissions that a director believes to be contrary to our best interests or those of our shareholders or that involve the absence of good faith on the part of a director;

      (iii) for any transaction from which a director derives an improper personal benefit;

      (iv) for acts or omissions that show a reckless disregard of the director's duty in circumstances in which the director was aware, or should have been aware in the ordinary course of performing the director's duties, of a risk of serious injury to us or to our shareholders;

      (v) for acts or omissions that constitute an unexecuted pattern of inattention that amounts to an abdication of the director's duty to us;

      (vi)  under Section 310 of the California Corporations Code; or

      (vii) under Section 316 of the California Corporations Code;

Such provision eliminating liability does not eliminate or limit the liability of an officer for any act or omission as an officer notwithstanding that the officer is also a director or that his or her actions, if negligent or improper, have been ratified by the directors.

      We are authorized to provide indemnification of our agents (as defined in Section 317 of the California Corporations Code) for breach of duty to us and our shareholders through bylaw provisions or through agreements with the agents, or both, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject to the limits on such excess indemnification set forth in Section 204 of the California Corporations Code. We have entered into such indemnification agreements with each of our directors and officers.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Synbiotics pursuant to these provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 16. EXHIBITS


           Exhibit Number
           --------------
                 5.1             Opinion of Brobeck, Phleger & Harrison LLP.

                10.1             Settlement Agreement, Stipulation to Settlement Order Under Seal, Release and
                                 License Between Barnes-Jewish Hospital and the Registrant, dated as of July 28,
                                 1998.(1)

                23.1             Consent of PricewaterhouseCoopers LLP, Independent Accountants.

                23.2             Consent of Brobeck, Phleger & Harrison LLP (included in Exhibit 5.1).

                24.1             Power of Attorney (see pages II-3 and II-4).

-----------------------

(1) Incorporated by reference to Exhibit 10.70 to the Registrant's Quarterly Report on Form 10-QSB for the quarterly period ended September 30, 1998.

ITEM 17. UNDERTAKINGS

      We hereby undertake:

      (1) To file, during any period in which we offer or sell securities, a post-effective amendment to this registration statement to include any additional or changed material information on the plan of distribution;

      (2) That, for determining liability under the Securities Act, each such post-effective amendment shall be treated as a new registration statement of the securities offered, and the offering of the securities at that time shall be treated as the initial bona fide offering; and

      (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by our director, officer, or controlling person in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the question has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.



                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, we certify that we have reasonable grounds to believe that we meet all of the requirements for filing on Form S-3 and have duly caused this Registration Statement to be signed on our behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on the 25th day of April, 2000.

                             SYNBIOTICS CORPORATION

                             By /s/ Michael K. Green
                                --------------------
                                    Michael K. Green

                                POWER OF ATTORNEY

      Each person whose signature appears below constitutes and appoints Michael
K. Green, as attorney-in-fact, with the power of substitution, for him in any and all capacities, to sign any amendment to this Registration Statement and to file the same, with exhibits thereto and other documents in connection therewith, with the SEC, granting to said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.


                  Signature                                              Title                              Date
                  ---------                                              -----                              ----
            /s/ Kenneth M. Cohen                         Chief Executive Officer, President, and       April 25, 2000
----------------------------------------------                          Director
               Kenneth M. Cohen                              (Principal Executive Officer)

             /s/ Michael K. Green                        Chief Financial Officer, and Senior Vice      April 25, 2000
----------------------------------------------                         President
               Michael K. Green                              (Principal Financial Officer)

             /s/ Keith A. Butler                         Chief Accounting Officer and Corporate        April 25, 2000
----------------------------------------------                         Controller
               Keith A. Butler

            /s/ Patrick Owen Burns                                      Director                       April 25, 2000
----------------------------------------------
              Patrick Owen Burns

              /s/ Rigdon Currie                                         Director                       April 25, 2000
----------------------------------------------
                Rigdon Currie

            /s/ James C. DeCesare                                       Director                       April 25, 2000
----------------------------------------------
              James C. DeCesare

             /s/ Brenda D. Gavin                                        Director                       April 25, 2000
----------------------------------------------
               Brenda D. Gavin

             /s/ Joseph Klein III                                       Director                       April 25, 2000
----------------------------------------------
               Joseph Klein III

             /s/ Colin Lucas-Mudd                                       Director                       April 25, 2000
----------------------------------------------
               Colin Lucas-Mudd

            /s/ Donald E. Phillips                                      Director                       April 25, 2000
----------------------------------------------
              Donald E. Phillips



                                  EXHIBIT INDEX


      EXHIBIT NUMBER         EXHIBIT
      --------------         -------
             5.1             Opinion of Brobeck, Phleger & Harrison LLP.

            10.1             Settlement  Agreement,  Stipulation  to Settlement  Order Under Seal,  Release and License
                             Between Barnes-Jewish Hospital and the Registrant, dated as of July 28, 1998.1

            23.1             Consent of PricewaterhouseCoopers  LLP, Independent Accountants.

            23.2             Consent of Brobeck, Phleger & Harrison LLP (included in Exhibit 5.1).

            24.1             Power of Attorney (see pages II-3 and II-4).


---------------------

(1) Incorportated by reference to Exhibit 10.70 to the Registrant's Quarterly Report on Form 10-QSB for the quarterly period ended September 30, 1998.